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                                                                  EXECUTION COPY

                                  EXHIBIT 10.16

                                     FORM OF
                              EMPLOYMENT AGREEMENT
                          FOR EXECUTIVE VICE PRESIDENTS

THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and between ___________ (the "Executive"), and Collegiate Funding Services, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company").

WHEREAS, Executive is currently employed as an Executive Vice President of the Company pursuant to an employment agreement dated May 17, 2002, between Executive and Collegiate Funding Services, L.L.C. ("CFS"), the primary subsidiary of the Company (the "Prior Agreement"); and

WHEREAS, in recognition of Executive's contributions to the success and accomplishments of the Company, the Company wishes to continue Executive's employment and obtain his commitment to serve as Executive Vice President of the Company under the terms of a new agreement relating to such employment; and

WHEREAS, the Company and Executive agree to enter into such new employment agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1. Employment and Term.

(a) Executive hereby agrees to be employed by the Company as Executive Vice President of the Company, and Company hereby agrees to employ Executive in such capacity. To the extent required by law, Executive's employment under this Agreement shall be maintained through CFS, or another wholly owned subsidiary of the Company used to employ Company executives, and in such case any reference in this Agreement to employment or termination of employment with the Company shall be deemed to include employment or termination of employment with CFS or such other subsidiary.

(b) The period of Executive's employment under this Agreement (the "Term") shall begin on June 30, 2004 (the "Effective Date") and end on the first anniversary of the Effective Date, unless sooner terminated in accordance with Section 12 hereof, or extended pursuant to (c) below.

(c) The Term shall automatically be extended for an additional one-year period each June 30, beginning June 30, 2005, unless either Executive or the Company delivers written notice to the other party, not later than 60 days before the end of the Term (including extensions) of their election that the Term not be extended.

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(d)   As of the Effective Date, this Agreement shall supersede and take the place of any and all other agreements between Executive and the Company or CFS that govern the terms and conditions of Executive's employment, including the Prior Agreement.

(e) During the Term, Executive will devote Executive's full business time, attention, skill and best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the board of directors of the Company (the "Board"); provided, that, nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided, in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 11 of this Agreement.

2. BASE SALARY.

(a) The Company shall pay Executive an annual salary at the rate of __________ (the "Base Salary"). The Base Salary shall be inclusive of all applicable income, Social Security and other taxes and charges which are required by law or requested to be withheld by Executive and which shall be withheld and paid in accordance with Company's normal payroll practice for its similarly situated executives as in effect from time to time.

(b) The Compensation and Personnel Committee of the Board (the "Compensation Committee"), shall review Executive's Base Salary during the Term.

3. STOCK OWNERSHIP. Executive agrees to comply with the Company's stock ownership guidelines as may be established from time to time by the Board, which guidelines shall establish (i) the appropriate level of equity ownership expressed as a multiple of Base Salary and (ii) a target number of years within which such level of equity ownership is to be attained. In computing whether the annual and overall guidelines have been met, all shares of Class B common stock of the Company, or to the extent such class becomes common stock on or after the date of the closing of the first sale to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (an "Initial Public Offering"), such common stock (in either case, the "Common Stock") held by Executive and all stock options to purchase Common Stock ("Stock Options") and restricted shares of Common Stock ("Restricted Shares") granted to Executive shall be counted.

4. IPO SUCCESS BONUS. If the Company completes an Initial Public Offering, then the Company shall pay Executive a success bonus of __________. This success bonus will be treated as income, and the Company shall withhold all such taxes as required from the success bonus. Notwithstanding the foregoing, the Company may pay the success bonus in the form of a stock and cash grant to Executive such that his after-tax position remains the same. Any shares of Common Stock that are issued to Executive pursuant to this Section 4 may not be sold by Executive during the one-year period following the completion of the Initial Public Offering,

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other than with the express written consent of the Board. Executive understands and agrees that the certificate (or certificates) representing such shares of Common Stock shall bear a legend noted conspicuously on such certificate in substantially the following form. "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE EMPLOYMENT AGREEMENT, DATED AS OF JUNE 30, 2004, BY AND BETWEEN COLLEGIATE FUNDING SERVICES, INC. (THE "COMPANY") AND ____________, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY AND WHICH, AMONG OTHER MATTERS, PLACES RESTRICTIONS ON THE SALE OF SUCH SHARES. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH AGREEMENT."

5. ANNUAL INCENTIVE COMPENSATION.

(a) During the Term, Executive shall have an annual cash incentive opportunity (the "Incentive"), in an amount not to exceed one hundred-fifty percent (150%) of Base Salary based upon the achievement of performance criteria established by the Compensation Committee of at the beginning of each such fiscal year. The final amount of the Incentive will be determined by the Compensation Committee in its discretion.

(b) At the discretion of the Compensation Committee, a portion, not to exceed fifty percent (50%) of the Incentive, may be paid in shares of Common Stock or in Restricted Shares. To the extent the Incentive is paid in Restricted Shares, such Restricted Shares shall be issued from shares of Common Stock reserved under the Company's 2002 Stock Incentive Plan, as revised. The restrictions with respect to such Restricted Shares shall lapse ratably over a period of three (3) years from the date of issuance. To the extent the Incentive is paid in shares of Common Stock, such shares shall count towards any stock ownership requirement applicable to Executive under this or any other agreement between Executive and the Company.

6. STOCK OPTIONS/RESTRICTED SHARES.

(a) If the Company completes an Initial Public Offering, on the date of such offering, Executive shall be granted Restricted Shares in an amount up to ___% of the fully diluted outstanding shares of Common Stock measured at the time of the Initial Public Offering (the "IPO Restricted Shares") and Stock Options to purchase up to ___% of the fully diluted outstanding shares of Common Stock, measured as of the time of the Initial Public Offering (the "IPO Options").

(b) Any IPO Options and IPO Restricted Shares shall count towards any stock ownership requirement applicable to Executive under this or any other agreement between Executive and the Company.

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(c)   The exercise price of the IPO Options will equal the per share offering price of the shares of Common Stock offered to the public in the Initial Public Offering. The IPO Options will vest and all restrictions on the IPO Restricted Shares will lapse with respect to 25% of the shares covered by the IPO Options and the IPO Restricted Shares on the first anniversary of the date of grant and on each of the immediately following three anniversaries. The IPO Options and the IPO Restricted Shares shall be subject to the terms and conditions of the Company's 2002 Stock Incentive Plan, as revised, and an individual Award Agreement between Executive and the Company entered into at the time of grant.

7. EXISTING STOCK OPTIONS. Of the Stock Options granted to Executive in May 2002 under the Company's 2002 Stock Incentive Plan that are not vested or exercisable as of the Effective Date, fifty percent (50%) of such Stock Options will become vested and exercisable on the Effective Date, and all remaining Stock Options shall become fully vested and exercisable on the first anniversary of the Effective Date. All unvested Stock Options discussed in this Section 7 are subject to the acceleration provisions contained within this Agreement.

8. PENSION PLANS; SERP.

(a) Executive shall be entitled to participate in any tax-qualified retirement plans maintained by or contributed to by the Company for the benefit of its senior executives (Executive Vice President level), (collectively "Qualified Plans"), including without limitation, the CFS 401K Retirement Plan (the "401(k) Plan"), in accordance with the terms of the Qualified Plans as they may be amended from time to time as provided by the Qualified Plans.

(b) Executive shall also be eligible to participate in the Company's Supplemental Employee Retirement Plan (the "SERP"). Under the terms of the SERP, with respect to each calendar year during the Term, Executive may make a pre-tax deferral contribution to the SERP (provided that Executive has made the maximum permissible elective contribution to the 401(k) Plan) in an amount not to exceed $25,000 when added to such maximum permissible elective contribution to the 401(k) Plan. The Company shall match contributions made by Executive to the SERP, in cash or Common Stock, in an amount equal to one hundred percent (100%) of Executive's contribution to the SERP. The Company's matching contribution shall vest ratably in equal installments over a three (3) year period.

9. MEDICAL INSURANCE AND OTHER BENEFITS. During the Term, Executive shall be entitled to the following benefits:

(a) Executive shall be entitled to participate in any medical and dental insurance plans generally available to the senior management of the Company, as such plans may be in effect from time to time.

(b) Executive shall be entitled to receive or participate in such further savings, deferred compensation, life insurance, health or welfare benefit plans offered to the Company's

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      senior management generally, in accordance with the terms of such plans as they may be amended from time to time in the discretion of the Company.

(c) The Company agrees to reimburse Executive for all reasonable, ordinary and necessary business expenses incurred by Executive in performing his duties pursuant to this Agreement, in accordance with Company's reimbursement policies generally applicable to management personnel.

(d) Executive shall be entitled to receive a five thousand dollar ($5,000) annual allowance for tax preparation, planning and advice.

(e) Executive shall be entitled to paid time off as provided under the terms of the Company's paid time off policy.

10. NONDISCLOSURE OF PROPRIETARY AND CONFIDENTIAL INFORMATION.

(a) Executive and Company acknowledge that Executive will, in the course of his employment, come into possession of confidential, proprietary business and technical information, and trade secrets of Company and its Affiliates, as defined in this Section 10(a) (the "Proprietary Information"). Proprietary Information includes, but is not limited to, the following:

      (i) Business Procedures, Financial Information, Accounting Information, Credit Information. All information concerning or relating to the way the Company and its Affiliates conduct their business, which is not generally known to the public or within the industry or trade in which the Company or its Affiliates compete (such as Company contracts, internal business procedures, controls, plans, licensing techniques and practices, supplier, subcontractor and prime contractor names and contacts and other vendor information, computer system passwords and other computer security controls, financial information, distributor information, and employee data) and the physical embodiments of such information (such as check lists, samples, service and operational manuals, contracts, proposals, printouts, correspondence, forms, listings, ledgers, financial statements, financial reports, financial and operational analyses, financial and operational studies, management reports of every kind, databases, employment or personnel records, and any other written or machine-readable expression of such information as are filed in any tangible media).

      (ii) Marketing Plans and Customer Lists. All information not generally known to the public or within the industry or trade in which Company or its Affiliates compete pertaining to Company's and its Affiliates' marketing plans and strategies; forecasts and projections; marketing practices, procedures and policies; goals and objectives; quoting practices, procedures and policies; and customer data including the customer list, contracts, representatives, requirements and needs, specifications, data provided by or about prospective customers, and the physical embodiments of such information.

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      (iii) Business Ventures. All information not generally known to the public or within the industry or trade in which the Company or its Affiliates operate concerning new product development, negotiations for new business ventures, future business plans, and similar information and the physical embodiments of such information.

      (iv) Software. All information relating to the Company's and its Affiliates' software or hardware in operation or various stages of research and development, which are not generally known to the public or within the industry or trade in which the Company or its Affiliates compete and the physical embodiments of such information.

      (v) Litigation. Information which is not a public record and is not generally known to the public or within the industry or trade in which the Company or its Affiliates compete regarding litigation and potential litigation matters and the physical embodiments of such information.

      (vi) Policy Information. Information not of a public nature regarding the policies and positions that have been or will be advocated by the Company and its Affiliates with government officials, the views of government officials toward such policies and positions, and the status of any communications that the Company or its Affiliates may have with any government officials.

      (vii) Information Not Generally Known. Any information which (a) is not generally known to the public or within the industry or trade in which the Company or its Affiliates compete and (b) (1) gives the Company or its Affiliates an advantage over its or their competitors or (2) has significant economic value or potentially significant economic value to the Company or its Affiliates, including the physical embodiments of such information.

(b) Executive acknowledges that the Proprietary Information is a valuable and unique asset of Company and its Affiliates. Executive agrees that he will not, at any time during his employment or after the termination of his employment with the Company, without the prior written consent of the Company or its Affiliates, as applicable, either directly or indirectly divulge any Proprietary Information for his own benefit or for any purpose other than the exclusive benefit of the Company and/or its Affiliates.

11. AGREEMENT NOT TO COMPETE.

(a) Executive acknowledges and agrees that the Company is engaged in a highly competitive business and that by virtue of Executive's position and responsibilities with the Company and access to the Proprietary Information, engaging in any business which is competitive with the Company's Business (as defined below) will cause the Company great and irreparable harm.

(b) Executive covenants and agrees that at all times during the Term, and during the period beginning on the date of termination of his employment (whether such termination is voluntary or involuntary) and ending one (1) year following his date of termination (the

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      "Restricted Period"), he shall not, either directly or indirectly through one or more intermediaries:

      (i) work or serve as a director, officer, employee, consultant, agent, representative, or in any other capacity, with or without compensation, on behalf of any Prohibited Entity;

      (ii) interfere with the Company's relations with any person or entity who is a client or customer of the Company;

      (iii) solicit any employees, customers, or business partners of the Company, induce any customer or business partner of the Company to breach a contract with the Company or any principal for whom the Company acts as agent to terminate such agency relationship; or

      (iv) make statements about the Company or its employees, officers or directors reasonably determined by the Company to be disparaging.

(c)   For purposes of this Agreement:

      (i) The term "Entity" shall mean a business entity of any type, whether or not incorporated.

      (ii) A "Prohibited Entity" is any Entity that is primarily engaged in the Company's Business in the United States, Canada, or any other country where Company (including any Affiliate) either engages in the Company's Business at the time of Executive's termination or where Company, at the time of Executive's termination, has developed a business plan or taken affirmative steps to engage in the Company's Business;

      (iii) The Company's "Business" shall include any business activity or line of business similar to the type of education finance business conducted by Company, CFS, and/or their Affiliates at the time of Executive's termination of employment or which Company, CFS and/or their Affiliates at the time of Executive's termination of employment has developed a business plan or has taken affirmative steps to engage in such business activity or line of business.

      (iv) An Entity is primarily engaged in the Company's Business if more than fifty (50%) of the revenues generated by the Entity are generated by such Business. For this purpose, each parent, subsidiary or other affiliate shall be deemed to be a separate Entity

      (v) The term "Affiliate" shall be deemed to refer to the Company, and any entity (whether or not existing on the date hereof) controlling, controlled by or under common control with the Company.

(d) Given his role as Executive Vice President, Executive expressly agrees that the markets served by the Company, CFS and their Affiliates extend nationally and to Canada and are

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      not dependent on the geographic location of the executive personnel or the businesses by which they are employed and that the restrictions set forth in this Section 11 are reasonable and are no greater than are required for the protection of the Company, CFS, and its Affiliates.

(e) In the event the Company reasonably determines that Executive has violated any provision of this Section 11, and Executive has not cured such violation within five (5) days of the date of receipt of written notice thereof by Executive, then:

      (i)   Executive shall be terminated for Cause (as defined in Section
            12.4);

      (ii) Executive will repay to Company any after tax profits realized from the exercise of Stock Options since the earlier of one year prior to the date of such violation and the termination of Executive's employment with the Company (whichever date occurred the longest period of time before the date of any such option exercise); and

      (iii) the Company may discontinue any or all remaining benefits payable to Executive by virtue of his termination of employment.

Such termination of employment or discontinuance of benefits shall be in addition to and shall not limit in any way any and all other rights and remedies that the Company may have against Executive.

12. TERMINATION OF EMPLOYMENT.

(a) In addition to the expiration or nonrenewal of the Term, Executive's employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 12. Except for termination of the Agreement due to the death of Executive or by Executive without Good Reason (as defined in Section 12.1 and 12.4), all termination decisions by the Company shall require Board action. Upon termination, Executive shall be entitled only to such compensation and benefits as described in this Section 12.

12.1 DEATH; TOTAL DISABILITY.

(a) Executive's employment shall terminate upon Executive's death. The Company may terminate Executive's employment upon his becoming "Totally Disabled." For purposes of this Agreement, Executive shall be "Totally Disabled" if Executive is physically or mentally incapacitated so as to render Executive incapable of performing the essential functions of his position with or without reasonable accommodation, for a period of more than 180 days. Executive's receipt of disability benefits under the Company's long-term disability benefits plan or receipt of Social Security disability benefits shall be deemed conclusive evidence that Executive is Totally Disabled for purpose of this Agreement. In the absence of Executive's receipt of such long-term disability benefits or Social Security benefits, the determination of whether Executive is Totally Disabled will be made by a personal physician selected by Executive (or his legal representative) and approved by

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      the Compensation Committee. The determination of such personal physician shall be final and binding, unless it is determined to have been arbitrary and capricious.

(b) Upon termination of the employment of Executive due to death or Total Disability during the Term, Executive (or Executive's executors, legal representatives or administrators, as applicable) will be entitled to receive the following payments and benefits:

      (i)   Accrued but unpaid Base Salary through the date of termination;

      (ii) Reimbursement for any unreimbursed business expenses and such employee benefits, if any, that Executive may be entitled to under the employee benefit plans of the Company (excluding any severance plan), including amounts with respect to any accrued paid time off that has not been paid;

      (iii) Within thirty (30) days of termination of employment, a lump sum payment in an amount equal to Base Salary (as in effect on the date of termination); and

      (iv) A pro rata portion of the Incentive, if any, that Executive would have been entitled to receive pursuant to Section 5 hereof in the year of Executive's death or Total Disability (i) based upon the percentage of the fiscal year that shall have elapsed through the date of Executive's termination of employment and (ii) to the extent payment of the Incentive is based upon individual performance criteria, based upon the actual performance of Executive during the portion of such fiscal year that Executive was employed by the Company prior to such death or Total Disability, payable when such Incentive would have otherwise been payable had Executive's employment not terminated.

(c) All Stock Options and/or Restricted Shares held by the Executive shall fully vest and, as applicable, be exercisable immediately, and all restrictions on Restricted Shares shall lapse. Unless otherwise provided by the Company in its sole discretion, Executive (or Executive's executors, legal representatives or administrators, as applicable) shall be required to exercise all vested Stock Options held by him as of the date of termination within one hundred and twenty (120) days of the date of termination. Any Stock Options not exercised within such 120-day period shall expire. Notwithstanding the foregoing, in no event shall the Stock Options be exercised later than the expiration date set forth in the stock option notice and stock option award agreement.

(d) For a period beginning on the date of termination, and ending twelve (12) months after such date, Executive, as applicable, and his eligible dependents shall be entitled to continue to participate in the Company's group life, medical and dental plans on the same basis as immediately prior to termination. The Company shall pay the entire cost of such coverage, including any employee cost-sharing provisions, if any. To the extent the terms and conditions of the aforesaid plans do not permit participation by Executive and his eligible dependents, Company shall arrange to provide Executive, as applicable, and his eligible dependents with the same level of coverage under individual policies. Executive shall cease to be covered under the foregoing medical and/or dental insurance plans if he obtains other coverage under other medical, dental and/or vision insurance

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      plans. After expiration of the twelve-month period, if Executive has not obtained any other medical, dental and/of vision plans, the Company shall offer coverage under COBRA to the maximum allowed and Executive shall be responsible for all costs thereof.

12.2 TERMINATION BY COMPANY WITHOUT CAUSE; TERMINATION BY EXECUTIVE FOR GOOD REASON.

(a) Termination By Company Without Cause. The Company may terminate Executive's employment hereunder at any time for any reason other than Cause (as defined in Section 12.4) or Total Disability upon written notice to Executive ("Termination Without Cause").

(b) Termination By Executive For Good Reason. Executive may terminate his employment hereunder at any time for Good Reason upon prior written notice at any time during the Term. For purposes of this Agreement, "Good Reason" shall mean:

      (i) Subject to the provisions of Section 2(b) of this Agreement, a reduction by the Company in Executive's Base Salary of more than ten percent (10%) unless such reduction is part of an overall corporate restructuring or cost reduction plan; or

      (ii) The change of Executive's principal place of employment to a location more than seventy-five (75) miles from such principal place of employment.

For purposes of this Agreement, Good Reason shall not include notice to Executive of the non-renewal of the Term.

(c) In the event of a Termination Without Cause, or a Termination For Good Reason during the term of this Agreement, Executive shall be entitled to receive the following payments and benefits:

      (i)   Accrued but unpaid Base Salary through the date of termination;

      (ii) Reimbursement for any unreimbursed business expenses and such employee benefits, if any, that Executive may be entitled to under the employee benefit plans of the Company (excluding any severance plans), including amounts with respect to any accrued paid time off that has not been paid;

      (iii) Within thirty (30) days following the date of termination, a lump sum payment in an amount equal to the following:

            (A) One hundred percent (100%) of Base Salary in effect on the date of termination; plus

            (B) One hundred percent (100%) of Executive's average annual
                  Incentive (the "Average Incentive"). For purposes of determining the Average Incentive, the average of the Incentive earned by Executive with respect to the two (2) completed years immediately prior to his termination shall be used. If the number of completed years beginning on and after the

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                  Effective Date is less than two (2), the Average Incentive shall be the Incentive, if any, earned with respect to the first year of Executive's employment; and

      (iv)  For a period beginning on the date of termination, and ending twelve
            (12) months after such date, Executive and his eligible dependents shall be entitled to continue to participate in the Company's group life, medical and dental plans on the same basis as immediately prior to termination. The Company shall pay the entire cost of such coverage, including any employee cost-sharing provisions, if any. To the extent the terms and conditions of the aforesaid plans do not permit participation by Executive and his eligible dependents, Company shall arrange to provide Executive and his eligible dependents with the same level of coverage under individual policies. Executive shall cease to be covered under the foregoing medical and/or dental insurance plans if he obtains other coverage under other medical, dental and/or vision insurance plans. After expiration of the twelve-month period, if Executive has not obtained any other medical, dental and/of vision plans, the Company shall offer coverage under COBRA to the maximum allowed and Executive shall be responsible for all costs thereof.

(d) The Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this section, nor shall any such payment or benefit be reduced by any earnings or benefits that Executive may receive from any other source.

(e) Executive shall be required to exercise all vested Stock Options held by him as of the date of termination within one hundred and twenty (120) days of the date of termination. Any vested Stock Options not exercised within such 120-day period shall expire. Notwithstanding the foregoing, in no event shall the Stock Options be exercised later than the expiration date set forth in the stock option notice and stock option award agreement. All unvested Stock Options held by Executive as of the date of termination will expire and be forfeited, and all unvested IPO Restricted Shares shall be forfeited, as of the date of termination.

(f) In the event of a termination under this Section 12.2 following an Initial Public Offering, all restrictions on Restricted Shares held by Executive at such time, other than the IPO Restricted Shares, shall lapse.

12.3 CHANGE IN CONTROL.

(a) For purposes of this Agreement, "Change in Control" shall mean an occurrence of one or more of the following events:

      (i) an acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "person" or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) other than an employee benefit plan of the Company, immediately after which such person or group has "Beneficial Ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty (50%) percent (or a lesser

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            percentage should the acquisition of any percentage of voting stock of the Company, by any person or group constitute control of or power to control the management and policies of the Company) of the combined voting power of combined voting power of the then outstanding voting securities of CFS or the Company, or

      (ii)  a sale of all or substantially all of the assets of Company.

(b) In the event that the Company terminates Executives employment hereunder without Cause or Executive resigns for Good Reason during the term of this Agreement and within twelve (12) months following a Change in Control, Executive shall be entitled to receive the following payments and benefits:

      (i)   Accrued but unpaid Base Salary through the date of termination;

      (ii) Reimbursement for any unreimbursed business expenses and such employee benefits, if any, that Executive may be entitled to under the employee benefit plans of the Company (excluding any severance plans), including amounts with respect to any accrued paid time off that has not been paid;

      (iii) Within thirty (30) days following the date of termination, a lump sum payment in an amount equal to the following:

            (A) One hundred fifty percent (150%) of Base Salary in effect on the date of termination; plus

            (B) One hundred percent (100%) of the Average Incentive; and

      (iv) For a period beginning on the date of termination, and ending eighteen (18) months after such date, Executive and his eligible dependents shall be entitled to continue to participate in the Company's group life, medical and dental plans on the same basis as immediately prior to termination. The Company shall pay the entire cost of such coverage, including any employee cost-sharing provisions, if any. To the extent the terms and conditions of the aforesaid plans do not permit participation by Executive and his eligible dependents, Company shall arrange to provide Executive and his eligible dependents with the same level of coverage under individual policies. Executive shall cease to be covered under the foregoing medical and/or dental insurance plans if he obtains other coverage under other medical, dental and/or vision insurance plans. After expiration of the eighteen-month period, if Executive has not obtained any other medical, dental and/of vision plans, the Company shall offer coverage under COBRA to the maximum allowed and Executive shall be responsible for all costs thereof.

(c) Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this section, nor shall any such payment or benefit be reduced by any earnings or benefits that Executive may receive from any other source.

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(d)   All Stock Options and/or Restricted Shares held by Executive shall fully vest and, as applicable, be exercisable immediately, and all restrictions on Restricted Shares shall lapse. Unless otherwise provided by the Company in its sole discretion, Executive (or Executive's executors, legal representatives or administrators, as applicable) shall be required to exercise all vested Stock Options held by him as of the date of termination within one hundred and twenty (120) days of termination. Any Stock Options not exercised within such 120-day period shall expire. Notwithstanding the foregoing, in no event shall the Stock Options be exercised later than the expiration date set forth in the stock option notice and stock option award agreement.

12.4 TERMINATION FOR CAUSE; TERMINATION BY EXECUTIVE WITHOUT GOOD REASON.

(a) Termination for Cause. The Company may terminate the employment of Executive for Cause upon prior written notice at any time during the Term.

      (i)   For purposes of this Agreement, "Cause" shall mean:

            (A) Executive's willful and continuing failure, that is not remedied within twenty days after receipt of written notice of such failure from the Company, to either (x) perform his obligations hereunder, or (y) follow the Company's Code of Business Conduct;

            (B) Executive's indictment for embezzlement, fraud or felony under the laws of the United States or any state thereof;

            (C) Executive's breach of fiduciary responsibility;

            (D) an act of dishonesty by Executive which is materially injurious to the Company;

            (E) Executive's willful misconduct in connection with his duties;

            (F) Executive's breach of the confidentiality, non-competition and/or non-solicitation provisions of Sections 10 and 11 of this Agreement; or

            (G) any material infraction by Executive of any federal securities laws or the rules and regulations promulgated by the SEC thereunder.

      (ii) Regardless of whether Executive's employment was initially considered to be terminated for any reason other than Cause, Executive's employment will be considered to have been terminated for Cause for purposes of this Agreement if the Board subsequently determines that Executive engaged in conduct constituting Cause.

      (iii) Any determination of Cause under this Agreement shall be made by resolution adopted by unanimous vote of the Board at a meeting called and held for that purpose. Executive shall be provided with reasonable notice of such meeting and

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            shall be given the opportunity to be heard prior to the vote being taken by the Board.

(b) Termination By Executive Without Good Reason. Executive may terminate his employment hereunder at any time without Good Reason.

(c) In the event Executive's employment hereunder is terminated by Company for Cause or by Executive Without Good Reason, Executive shall receive, as his sole compensation hereunder, all accrued but unpaid Base Salary prorated for the year through the date of termination, reimbursement for any unreimbursed business expenses and such employee benefits, if any, that Executive may be entitled to under the employee benefit plans of the Company (excluding any severance plans), including amounts with respect to any accrued paid time off that has not been paid. In addition, Executive shall be required to exercise all vested Stock Options held by him as of the date of termination within one hundred and twenty (120) days of the date of termination. Any vested Stock Options not exercised within such 120-day period shall expire. Notwithstanding the foregoing, in no event shall the Stock Options be exercised later than the expiration date set forth in the stock option notice and stock option award agreement. All unvested Stock Options and unvested IPO Restricted Shares held by Executive as of the date of termination shall be forfeited.

(d) In the event Executive's employment hereunder is terminated by the Company for Cause or by Executive Without Good Reason following the IPO, all Restricted Shares held by Executive at such time shall be forfeited.

12.5 RETIREMENT.

(a)   Executive may terminate his employment hereunder by reason of Retirement.

(b) "Retirement" means Executive's retirement from the Company on or after the first to occur of (1) Executive's attainment of age 60 and completion of 5 years of continuous service with the Company; or (2) Executive's attainment of age 62.

(c) On the date of Executive's termination of employment by reason of his Retirement (the "Retirement Date"), Executive will be entitled to receive the following compensation:

      (i)   Accrued but unpaid Base Salary through his last day of work;

      (ii) Reimbursement for any unreimbursed business expenses and such employee benefits, if any, that Executive may be entitled to under the employee benefit plans of the Company (excluding any severance plans), including amounts with respect to any accrued paid time off that has not been paid;

      (iii) For the period beginning on Executive's Retirement Date and ending eighteen (18) months after such date, Executive and his eligible dependents shall be entitled to continue to participate in the Company's group life, medical and dental plans on the same basis as immediately prior to Executive's Retirement Date. The Company shall pay the entire cost of such coverage, including any employee

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

            cost-sharing provisions, if any. To the extent the terms and conditions of the aforesaid plans do not permit participation by Executive and his eligible dependents, Company shall arrange to provide Executive and his eligible dependents with the same level of coverage under individual policies. Executive shall cease to be covered under the foregoing medical and/or dental insurance plans if he obtains other coverage under other medical, dental and/or vision insurance plans. After expiration of the eighteen month period, if Executive has not obtained any other medical, dental and/or vision plans, the Company shall offer coverage under COBRA to the maximum allowed and Executive shall be responsible for all costs thereof.

      (iv) All Stock Options and/or Restricted Shares held by Executive shall fully vest and, as applicable, be exercisable immediately, and all restrictions on Restricted Shares shall lapse. Unless otherwise provided by the Company in its sole discretion, Executive (or Executive's executors, legal representatives or administrators, as applicable) shall be required to exercise all vested Stock Options held by him as of the date of termination within one hundred and twenty (120) days of termination. Any Stock Options not exercised within such 120-day period shall expire. Notwithstanding the foregoing, in no event shall the Stock Options be exercised later than the expiration date set forth in the stock option notice and stock option award agreement.

      On the Retirement Date, any SERP benefits Executive would be eligible for will be fully vested and payable to Executive.

12.6 EXPIRATION OF TERM; NON-RENEWAL.

(a) The Executive's employment hereunder will terminate upon the expiration of the Term by reason of the non-renewal provisions in Section 1(c).

(b) If Executive's employment hereunder is terminated because Executive provides notice of his election not to renew the Term in accordance with
      Section 1(c), Executive shall receive, as his sole compensation hereunder, all accrued but unpaid Base Salary, reimbursement for any unreimbursed business expenses and such employee benefits, if any, that Executive may be entitled to under the employee benefit plans of the Company (excluding any severance plans), including amounts with respect to any accrued paid time off that has not been paid.

(c) Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the expiration of the Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by either Executive or the Company; provided, that, the provisions of Section 10 and Section 11 of this Agreement shall survive any termination of this Agreement or Executive's termination of employment hereunder. In addition, for purposes of clarification, in the event that this Agreement expires or is not renewed by Executive or the Company, the expiration of the

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      Term of this Agreement shall not in and of itself result in the forfeiture of any Options or Restricted Shares held by Executive as of such date, and the terms of such Options and Restricted Shares shall thereafter be governed by the award agreements that provide for the grant of such Options and Restricted Shares.

12.7 TAX GROSS UP.

(a) If, as a result of payments provided for under or pursuant to this Agreement together with all other payments in the nature of compensation provided to or for the benefit of Executive under any other agreement in connection with a Change in Control, Executive becomes subject to taxes of any state, local or federal taxing authority that would not have been imposed on such payments but for the occurrence of a Change in Control, including any excise tax under Section 4999 of the Code an any successor or comparable provision, then, in addition to any other benefits provided under or pursuant to this Agreement or otherwise, Company (including any successor to Company) shall pay to Executive at the time any such payments are made under or pursuant to this or the other agreements, an amount equal to the amount of any such taxes imposed or to be imposed on Executive (the amount of any such payment, the "Parachute Tax Reimbursement").

(b) In addition, Company (including any successor to Company) shall "gross up" such Parachute Tax Reimbursement by paying to Executive at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are or will be payable by Executive as a result of the Parachute Tax Reimbursement being paid or payable to Executive and/or as a result of the additional amounts paid or payable to Executive pursuant to this sentence, such that after payment of such additional taxes Executive shall have been paid on a net after-tax basis an amount equal to the Parachute Tax Reimbursement.

(c) The amount of any Parachute Tax Reimbursement and of any such gross-up amounts shall be determined by Company's independent auditing firm, whose determination, absent manifest error, shall be treated as conclusive and binding absent a binding determination by a governmental taxing authority that a greater amount of taxes is payable by Executive.

13. OTHER AGREEMENTS. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Executive is a party or by which he is bound that would prevent or make unlawful Executive's execution of this Agreement or Executive's employment hereunder, or which are or would be inconsistent or in conflict with this Agreement or Executive's employment hereunder, or which would prevent, limit or impair in any way the performance by Executive of his obligations hereunder.

14. SURVIVAL OF PROVISIONS. The provisions of this Agreement, including without limitation those set forth in Sections 10, 11, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, and 27 hereof, shall survive the termination of Executive's employment hereunder and the payment of all amounts payable and delivery of all post-termination compensation and benefits pursuant to this Agreement incident to any such termination of employment.

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15. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the Company and its successors or permitted assigns and Executive and his executors, administrators or heirs. The Company shall require any successor or successors expressly to assume the obligations of the Company under this Agreement. For purposes of this Agreement, the term "successor" shall include the ultimate parent corporation of any corporation involved in a merger, consolidation, or reorganization with or including the Company that results in the stockholders of the Company immediately before such merger, consolidation or reorganization owning, directly or indirectly, immediately following such merger, consolidation or reorganization, securities of another corporation. It shall also include the Company that results from any Initial Public Offering. Executive may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company, except that any benefit to which Executive may be entitled under this Agreement may be transferred pursuant to the laws of descent and distribution without the prior written consent of the Company. At any time, the Company may provide, without the prior written consent of Executive, that Executive shall be employed pursuant to this Agreement by any of its Affiliates instead of or in addition to CFS or Company, and in such case all references herein to the "Company" shall be deemed to include any such entity, provided that (i) such action shall not relieve the Company of any of its obligations under this Agreement, including, without limitation, the Company's obligation to make or cause an Affiliate to make or provide for any payment to or on behalf of Executive pursuant to this Agreement, and (ii) Executive's rights under this Agreement shall not be diminished as a result thereof. Except for any determination that the Board is required to make pursuant to Section 12.4(a)(iii) hereof, the Board may assign any or all of its responsibilities hereunder to any committee of the Board, in which case references to the Board shall be deemed to refer to such committee.

16. EXECUTIVE BENEFITS. This Agreement shall not be construed to be in lieu of or to the exclusion of any other rights, benefits and privileges to which Executive may be entitled as an executive of Company under any retirement, pension, profit-sharing, insurance, hospitalization or other plans or benefits which may now be in effect or which may hereafter be adopted.

17. LITIGATION. If Executive is named as a defendant or receives a notice of a deposition or subpoena concerning his prior employer, Executive shall provide reasonable notice of such events and copy of such legal notices to the General Counsel of the Company. If Executive is named as a defendant in a suit by a third party after the termination of Executive's employment relating to issues that arose during Executive's employment with the Company or by virtue of Executive having been an employee of the Company, the Company will defend and indemnify Executive regardless of whether he is still an active employee of the Company so long as said Executive would have been covered under the insurance or indemnification policies of the Company if Executive were still employed. Nothing in this Section 17 shall limit any other right that Executive may have under applicable law or otherwise to be indemnified and held harmless by the Company.

18. NOTICES. All notices required to be given to any of the parties of this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 18, for all purposes when presented personally to such party, or sent by facsimile transmission, any national overnight delivery service, or certified or registered mail, to such party at its address set forth below:

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(a)   If to Executive:

(b)   If to Company:

      Collegiate Funding Services, Inc.
      c/o Collegiate Funding Services, L.L.C.
      100 Riverside Drive
      Fredericksburg, VA 22406
      Attention:
      Fax No. (540) 374-2021

Such notice shall be deemed to be received when delivered if delivered personally, upon electronic or other confirmation of receipt if delivered by facsimile transmission, the next business day after the date sent if sent by a national overnight delivery service, or three (3) business days after the date mailed if mailed by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

19. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and any other documents, instruments or other writings delivered or to be delivered in connection with this Agreement as specified herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to the terms of Executive's employment by Company. This Agreement may be amended or modified only by a written instrument signed by all parties hereto.

20. WAIVER. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

21. GOVERNING LAW. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the State of New York, without reference to its conflicts of laws provisions.

22. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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23. SECTION HEADINGS. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

24. SPECIFIC ENFORCEMENT. Executive acknowledges that the restrictions contained in Sections 10 and 11 hereof are reasonable and necessary to protect the legitimate interests of Company and its Affiliates and that Company would not have entered into this Agreement in the absence of such restrictions. Executive also acknowledges that any breach by him of Sections 10 or 11 hereof will cause continuing and irreparable injury to Company for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding by Company to enforce Sections 10 or 11 of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Executive, Company shall have the right to enforce the provisions of Sections 10 and 11 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies at law or in equity otherwise available to Company. In the event that the provisions of Sections 10 or 11 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.

25. ARBITRATION. Any dispute or claim, other than those referred to in Section 26 of this Agreement, arising out of or relating to this Agreement or otherwise relating to the employment relationship between Executive and the Company (including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Family and Medical Leave Act; and the Employee Income Retirement Security Act) shall be submitted to Arbitration, in New York City, NY, and except as otherwise provided in this Agreement shall be conducted in accordance with the rules of, but not under the auspices of, the American Arbitration Association. The arbitration shall be conducted before an arbitration tribunal comprised of three individuals, one selected by the Company, one selected by Executive, and the third selected by the first two. The parties and the arbitrators selected by them shall use their best efforts to reach agreement on the identity of the tribunal within ten (10) business days of either party to this Agreement submitting to the other party a written demand for arbitration. The proceedings before the tribunal shall take place within twenty (20) business days of the selection thereof. Executive and the Company agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages. The costs of the arbitrators shall be paid by the Company, and each party shall bear his or its attorneys' fees and other costs, except that
(1) the arbitrators may specifically direct one party to bear the entire cost of the arbitration, including all attorneys' fees, if the arbitrators determine that such party acted in bad faith; or (2) Executive is successful in which case the Company will pay Executive's attorneys fees and costs.

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26. EQUITY CALL RIGHTS OF THE COMPANY.

(a) In the event Executive's employment hereunder is terminated for any reason prior to the Initial Public Offering, the Company shall, for a period of up to six (6) months following the date of termination, have the option to purchase (the "Call Rights"), and Executive shall be required to sell to the Company, if the Company exercises the Call Rights, (i) any or all shares of Common Stock held by Executive ("Shares"), (ii) any or all Restricted Shares held by Executive and (iii) any or all Shares that are subject to the vested portion of any Stock Options held by the Executive (the "Vested Shares"), at a price per share as set forth below.

      (i) If Executive's employment is terminated (i) due to Executive's death, (ii) by the Company because Executive is Totally Disabled,
            (iii) by the Company without Cause, or (iv) by Executive for Good Reason,

            (A) the price per share for any Shares and Vested Shares shall be the Fair Market Value (as defined below); and

            (B) any restrictions on Restricted Shares held by Executive shall lapse, and the price per share of such Restricted Shares shall be the Fair Market Value (as defined below).

      (ii)  If Executive resigns without Good Reason,

            (A) the price per share for any Shares and Vested Shares shall be the lower of the cost of such Shares and Vested Shares to Executive or the Fair Market Value (as defined below); and

            (B) any Restricted Shares held by Executive shall be forfeited.

      (iii) If Executive's employment is terminated by the Company for Cause, any Shares, Vested Shares and Restricted Shares shall be forfeited.

(b) For purposes of this Agreement, prior to the Initial Public Offering, "Fair Market Value" shall mean the fair market value of a share of Common Stock, as determined in good faith by the Board.

27. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

Collegiate Funding Services, Inc.

By: ________________________

_________________________________________
     Title: Executive Vice President

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